Exhibit 99.1

LM Funding Announces Receipt of $1.5 million Cash from Repayment of Craven Promissory Note

TAMPA, FL, June 25, 2020 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company, today announced early repayment of all principal and interest owed by Craven North America N.A. (“Craven”) pursuant to Craven’s $1.5 million Promissory Note.  The Note was secured by the assets of Craven including 640,000 shares of Company stock.  Upon receipt of the proceeds from escrow, the Company’s cash on hand will increase to approximately $6.2 million as it continues executing on its strategy of acquiring accounts from Associations.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce M. Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com

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